Exhibit 5.4

(FASKENS LOGO)

Bay Adelaide Centre

333 Bay Street, Suite 2400

P.O. Box 20

Toronto, ON M5H 2T6

TEL 416.366.8381

FAX 416.364.7813

www.fasken.com

January 25, 2017

We hereby consent to the references of our name in the Registration Statement on Form F-10 filed by Alamos Gold Inc. on January 25, 2017, as such may thereafter be amended or supplemented, and in the short form prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Fasken Martineau DuMoulin LLP